Exhibit 99.1
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For Immediate Release

BSD Medical's Chairman Nominated for "Entrepreneur of the Year"

         SALT LAKE CITY, April 22, 2004--BSD Medical Corp. (OTCBB:BSDM) today announced that the company's chairman, Paul F. Turner, has been nominated by an Ernst & Young representative to receive an award in this year's selection of the Ernst & Young Entrepreneur(R) of the Year Utah. Turner is credited with making BSD Medical the world's foremost developer of hyperthermia microwave systems used in the treatment of cancer, and with pioneering the use of microwave thermotherapy to relieve urological symptoms of enlarged prostate, medically known as benign prostatic hyperplasia (BPH). Cancer is the second leading cause of death in the U.S., and about half of all men suffer from symptoms of enlarged prostate by the time they are age 50. Tens of thousands of patients have been treated with therapies made possible by technologies developed under Turner's leadership.

         KSL Channel 5 Television in Salt Lake City featured Turner and BSD Medical's technology as a lead story in the 6:30 p.m. news broadcast Friday, April 16th. The segment described "major strides in killing cancer with hyperthermia combined with radiation or chemotherapy." The report said that hyperthermia therapy for cancer has "come a long way, especially in recent years, with sophisticated devices made by BSD Medical." It added that, "in Europe one of Germany's more prestigious newspapers [Das Handelsblatt] is touting the therapy in a headline that reads, `Combined Hypertherapy Wins the Battle Against Refractory Cancer.' `Refractory' refers to non-responsive cancers, which up until now have resisted conventional therapies."
("Hypertherapy" means the combination of hyperthermia with radiation, chemotherapy or both.) The news story then described successes being reported in the treatment of bladder, cervical, colorectal, prostate and other cancers "with combined hyperthermia-chemo-radiation intact." Quotes by Turner and action pictures of the BSD-2000 hyperthermia system and its computerized treatment planning system appeared throughout the segment.

         This week Tuner will be delivering four presentations to world oncologists in hyperthermia therapy outlining BSD's recent breakthroughs in hyperthermia cancer therapy systems and treatment methods. The presentations will be given at the International Congress of Hyperthermic Oncology (ICHO) being held in St. Louis, April 20-24, a combined North American, European and Asian conference. His presentations will introduce a new generation of microwave hyperthermia systems that take the technical aspects of hyperthermia therapy into a new era. The new systems not only provide new and better therapy, but greater ease of operation and added provisions for patient comfort.

         Statements contained in this press release that are not historical facts are forward looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. Hyperthermia is still a developing cancer therapy. Some of BSD Medical's hyperthermia systems have not been FDA approved, and there is no assurance of the acceptance or level of future acceptance of hyperthermia therapy in medical practice.

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